UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 28, 2006

ABLE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15035	22-3520840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

198 Green Pond Road, Rockaway, NJ 07866
(Address of principal executive offices)

Registrant’s telephone number, including area code: (973) 625-1012

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer

On September 28, 2006, Gregory D. Frost, the Chief Executive Officer and Chairman of Able Energy, Inc. (the “Company”), gave notice to the Board of Directors that, he was taking an indefinite leave of absence as Chief Executive Officer of the Company and has resigned as Chairman of the Board. Mr. Frost will remain as a member of the Board of Directors. Mr. Frost’s leave of absence is effective immediately. Mr. Frost will continue his duties as a director of the Company and will be available to assist the Company’s officers to help ensure an orderly transition process.

Effective September 28, 2006, Mr. Christopher P. Westad, the acting Chief Financial Officer of the Company, was designated by the Board to serve as acting Chief Executive Officer. In connection with Mr. Westad’s service as acting Chief Executive Officer, Mr. Westad stepped down, temporarily, as acting Chief Financial Officer. The Board designated Jeff Feld, the Company’s Controller, as the acting Chief Financial Officer. Mr. Feld, age 44, has been with the Company since September 1999. Mr. Westad’s and Mr. Feld’s compensation will not be immediately affected by their respective new positions with the Company, however the Company expects that the Compensation Committee of the Board will evaluate and make recommendations to the Board on adjustments to Mr. Westad’s and Mr. Feld’s compensation in light of their respective current responsibilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 29th day of September 2006.

ABLE ENERGY, INC.

By: /s/ Christopher P. Westad
Christopher P. Westad Acting Chief Executive Officer